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Exhibit 21.1

Subsidiaries of Akela Pharma Inc.
As of August 31, 2007

State of Incorporation	Name of Subsidiary/Affiliate	Percent of Voting Securities Owned as of August 31, 2007
Delaware	LAB Pharma International LLC	100
Finland	LAB Pharma Oy	100
Quebec, Canada	4349695 Canada Inc.	100
Delaware	LAB Pharma USA Corporation	100
Texas	Formulation Technologies LLC	100
Barbados	LAB International SRL	100	*
Quebec, Canada	4273567 Canada Inc.	100

*
Akela Pharma Inc. directly owns 99% of the outstanding shares of LAB International SRL and LAB Pharma International LLC owns the remaining 1%.

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  Exhibit 21.1